Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

I (“Employee”) understand that my employment with OneMain Group LLC (the “Company”) will be terminated, and the Company is providing me with at least 2 weeks of notice prior to my termination. I will receive pay, at my current base salary (less applicable tax and payroll deductions), and agree to work through March 31, 2016. The Company, however, may, at its sole discretion, not require me to work each of those days, but I will be paid through March 31, even if I do not work the entire period. Employee’s last active day of employment prior to the Separation Date shall be the “Last Day Worked” and be the last day on which employee is requested to perform any services for Company or any of its affiliates. I understand that if I sign this Agreement and do not revoke it, additional severance pay and certain benefits also will be made available to me on the terms set forth below.

My “Termination Date” will be March 31, 2016. The lump sum Severance Payment will be made to me within 21 days of the Termination Date or 21 days after the date that the Company receives this Agreement signed by me, whichever date is later. After the Last Day Worked, I agree not to represent myself as being an employee, officer, attorney, agent or representative of the Company or its affiliates for any purpose. If I sign this Agreement, I will receive 46 (forty-six weeks (“Severance Period”) of severance pay at my current base salary as a lump sum payment (less tax withholdings) (“Severance Payment”). In addition, if I sign this Agreement, I will be eligible for certain outplacement services. I acknowledge that if I resign voluntarily or I am terminated for cause prior to my last day of active employment, I will not be entitled to severance, and this Agreement will be void.

I understand that all benefits available to me as an employee of the Company shall cease as of the Termination Date in accordance with the terms of the specific benefit plans. Further, my eligibility for coverage under the Short Term and Long Term Disability programs, my 401(k) contributions and matches, and all other benefits not mentioned in this Agreement will cease as March 31, 2016.
In return for the Severance Payment and eligibility for outplacement, I agree that I am waiving and releasing the Company, its parents and affiliated companies (including OneMain Holdings, Inc. and all of its parents and subsidiaries) (collectively “Affiliates”), and their past or present officers, directors, employees and agents (collectively the “Releasees”), from all claims, controversies, demands, promises, actions, suits, grievances, complaints, charges, damages, debts, bonuses, stock options, promises, costs, expenses, attorneys’ fees and remedies of any kind (whether known or unknown, individually or collectively) that I may have against any Releasee which arises from or relates to my employment with the Company or any of its Affiliates, or the termination of my employment with the Company or any of its Affiliates, whether in law, equity, contract or tort. This Release applies to Claims that I know about and that I may not know about that arose any time up to the date that I sign this Agreement. This waiver includes, without limitation, claims under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the West Virginia Human Rights Act, W. Va. CSR §77-6-3, any federal, state and local “plant closing” or similar laws (including the federal Worker Adjustment and Retraining Notification Act

Mary McDowell (3305247)             1                 Severance Agreement

(WARN)), and any other federal, state or local law, statute, regulation or ordinance applicable to my employment or the termination of my employment with the Company or any of its Affiliates. I acknowledge that I am not waiving any rights or claims that may arise after the date that I execute this Agreement.

I acknowledge that severance paid under this Agreement is not intended to duplicate any other severance, pay continuation or advance notice obligations that the Company may have under any other plans, programs, employment contracts, or applicable law, such as WARN or similar state law. If other severance, pay continuation or advance notice obligations exist, the severance paid under this Agreement will be reduced accordingly (but to no less than $250) or, alternatively, an appropriate amount of severance paid under this Agreement (up to the total amount paid less $250) shall be returned to the Company or shall be treated as having been paid to satisfy those other obligations. When applying this provision to WARN obligations or other advance notice obligations, severance payments will be reduced only to the extent either (a) the Company provides paid leave in connection with satisfying the notice obligation, or (b) the Company provides, or is obligated to provide, payments or damages as a result of its failure to provide advance notice.
I enter into this Agreement as a compromise and in full and final settlement of all disputed claims, if any, I may have against any of the Releasees as of the date I sign this Agreement. This Agreement does not constitute an admission of any liability or wrongdoing by any Releasee or me and the Releasees deny they are legally obligated to me for any claim or that they have engaged in any wrongdoing.
This Agreement does not modify or affect any vested rights that I may have under the Springleaf Financial Services Retirement Plan1 or the Springleaf Financial Services 401K Plan, or to restricted stock units granted to me pursuant to the Springleaf Holdings, Inc., 2013 Omnibus Incentive Plan and Exhibit A thereto, dated October 16, 2013, as amended, including the vesting provisions related to termination set forth therein. Furthermore, this release does not waive any claims that the controlling law clearly states may not be released by settlement. I further understand that nothing in this Agreement generally prevents me from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement I am waiving my right to individual relief based on claims asserted in such a charge or complaint. Subject to the foregoing, I represent and warrant that I not have filed, directly or indirectly, nor caused to be filed, any legal proceeding against the Company or its Affiliates in any state, federal, arbitral or administrative forum having jurisdiction over claims of employment discrimination, claims for wages, benefits or other compensation or other claims related to my employment which are still pending and have not been dismissed or otherwise resolved.

[1]	The Springleaf Financial Services Retirement Plan is also known as, and may be referred to as, the American General Finance Retirement Plan.

Mary McDowell (3305247)             2                 Severance Agreement

Through my Termination Date, I agree that I must comply with all stock ownership commitments and all personal trading policies that applied to me during my employment. The personal trading restrictions imposed by these policies apply to all personal trading accounts (“Personal Accounts”) held by me as well as the personal accounts of immediate family members if they are subject to the Policies (“Related Accounts”). Failure to abide by the applicable trading restrictions for both Personal and Related Accounts may result in trade cancellation with all associated costs borne by the account holders. To pre-clear transactions or if I have questions regarding personal trading, I should contact the Legal Department at 812-468-5656.

I confirm that I (i) have or will have received all compensation due me as a result of services performed for the Company and its affiliates upon the receipt of my final paycheck and acknowledge that I am not entitled to any further wages, bonuses or other compensation from the Company in any manner; (ii) have reported to the Company any and all work-related injuries incurred by me during my employment by the Company; and (iii) have been properly provided any leave of absence because of my or a family member’s health condition and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

I agree that if I am presently an officer and/or director of the Company or an Affiliate, I hereby resign as an officer and/or director of the Company and all related companies and affiliates (as applicable), effective as of March 31, 2016.

I agree to reasonably cooperate with the Company or its Affiliates and their counsel with regard to any past, present or future legal, regulatory, governmental investigation, or other proceeding or matter that relates to or arises out of business I conducted on behalf of the Company or its Affiliates; and that the information provided or that will be provided by me therein will be truthful and correct. The Company will reimburse me for any reasonable out-of-pocket expenses incurred in connection with this provision to the extent such are reimbursable under the Company’s expense management policies in effect at the time.

I will not retain, remove or disclose the Company’s or its Affiliates’ confidential business information, and I will promptly return all company, including without limitation, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other company property in my possession.
If I am rehired or reassigned by the Company or an Affiliate to a position with comparable compensation (being 75 % or greater of my base salary at the Termination Date) before the end of the Severance Period, I agree that I will repay the Company a prorated amount of the lump sum severance payment based on the number of days remaining in the Severance Period after my rehire date.
I understand that any loan, advance or similar obligation (“Obligation”) that I may owe to the Company in connection with my employment shall be governed by the terms of any agreement related to the Obligation. Further, I acknowledge that I remain responsible for all such Obligations, unless agreed to otherwise in writing between me and the Company.

Mary McDowell (3305247)             3                 Severance Agreement

I fully understand the terms of this Agreement and agree to keep the terms of this Agreement confidential (i.e., to not disclose the terms other than to my immediate family, tax or legal advisors). Nothing in this paragraph is intended to prohibit or restrict me from disclosing this Agreement or providing truthful information concerning it or the Company’s business activities to any government or regulatory agency or from responding to a valid court order or subpoena. Except with regard to an inquiry by a government or regulatory agency, I agree to promptly give notice to the Company at the address below of any attempts to compel disclosure of this Agreement or its terms.
I also understand that I have until May 15, 2016 to consider this Agreement before signing it; that the Company has advised me in writing, by this paragraph, to consult with an attorney before signing this Agreement; and that the payments and benefits set forth in this Agreement exceed anything that I am already entitled to receive. I agree with the Company that changes, whether material or immaterial, do not restart the running of the above deadline for responding.
I agree that from now until 12 months after my Termination Date, I will not, directly or indirectly (regardless of who initiates the communication) solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant or agent of the Company or any Affiliate to terminate his or her employment or other relationship with the Company or any Affiliate, or to leave his or her employment or other relationship with the Company or any Affiliate for any engagement in any capacity with any other person or entity. Any additional obligations I may have under another non-solicitation agreement or other restrictive covenant also will continue, and will remain in full force and effect.
I agree that from now until 12 months after my Termination Date, I will not directly or indirectly solicit business from any Covered Customers (as defined below) of the Company or any Affiliate to provide any services and/or products that are directly or indirectly competitive with the services or products of the Company or any Affiliate, on my behalf or on behalf of any other person or entity; or otherwise attempt to directly or indirectly influence such customers to divert their business from any Affiliates. “Covered Customer” means a person or entity who (a) has an ongoing business relationship with an Affiliate prior to any interference by me, and (b) I either had contact with, supervised contact with, or had access to confidential information or trade secrets about at any time during the year preceding my last day worked for the Company. I further stipulate that the foregoing restriction is reasonably limited by geography in that the restriction is inherently, narrowly limited to the place or location where the Covered Customer is available for solicitation.
I agree that I will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remark, comment or statement concerning the Company, its businesses, or any of its employees, officers and directors. This provision, however, does not, in any way, restrict or impede me from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. I agree to promptly provide written notice of any such order to the Company’s Senior Human Resources Officer.

Mary McDowell (3305247)             4                 Severance Agreement

I understand that, if I am a holder of an H1B or other company sponsored employment visa, the Company will issue payment to me for the reasonable cost of a one-way economy/coach airfare ticket to the country of my last place of residence outside the United States. This payment will be issued as soon as practicable but no later than the date of payment of the Severance Payment. I acknowledge and agree that I am exclusively responsible for maintenance of my status in the United States (and any immediate family members) from the Last Day Worked until my departure from the United States. Furthermore, I understand that if I am an H1B holder, the Company will notify the U.S. Citizenship and Immigration Service that my employment in H1B status has ended.

I agree that any disputes involving interpretation or enforcement of this Agreement will be resolved through mediation and arbitration in accordance with the terms of the Springleaf Finance Employee Dispute Resolution Program in effect at the time the dispute arises, subject to the terms and restrictions of the Program.

If any portion or provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, it is the intent of the parties that a court or arbitrator so finding shall revise or modify the provisions found to be invalid, illegal or unenforceable and the remaining provisions hereof shall nevertheless remain and be valid and binding with the same force and effect as if the invalid, illegal or unenforceable provisions were originally deleted or omitted.

Mary McDowell (3305247)             5                 Severance Agreement

Understood and Agreed to by:

EMPLOYEE:

Signature:      /s/ Mary H. McDowell     Date: 4/1/16
Mary H. McDowell

Print Name:      Mary H. McDowell

COMPANY:

Signature:      /s/ Angela Celestin     Date: 4/4/16
Angela Celestin

Print Name:      Angela Celestin

Return this Agreement to: OneMain Financial Holdings, LLC, Attn: Angela Celestin, Executive VP Human Resources, 100 International Drive, 18th Floor, Baltimore, MD 21202

Mary McDowell (3305247)             6                 Severance Agreement